Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-123487) of Prestige Brands Holdings, Inc. of our reports dated June 3, 2005, except for the fourth paragraph of Note 1 and Note 2 for which the date is January 9, 2006, relating to the financial statements and financial statement schedule of Prestige Brands Holdings, Inc. (successor basis); and dated July 2, 2004, except for the fourth paragraph of Note 1 and Note 2 for which the date is January 9, 2006, relating to the combined financial statements and financial statement schedule of Medtech Holdings, Inc. and The Denorex Company (predecessor basis); all of which appear in this Form 10-K/A.

/s/ PRICEWATERHOUSECOOPERS LLP

Salt Lake City, Utah
January 9, 2006